SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2006

UNITED HERITAGE CORPORATION
(Exact name of registrant as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

405 North Marienfeld, Suite 200
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 16, 2006 United Heritage Corporation (the “Company”), its wholly-owned subsidiary, UHC New Mexico Corporation (“New Mexico”), Lothian Oil Inc., Lothian Oil (USA) Inc. and Lothian Oil Texas I, Inc. (collectively, the “Borrowing Parties”) entered into a series of agreements with Sterling Bank (the “Bank”) relating to a line of credit in the amount of $20 million that was advanced by the Bank to Lothian Oil Inc. effective March 31, 2006. This transaction was reported on a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on June 30, 2006. The agreements included an Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement originally defined the term “Commitment” as follows:

“Commitment” shall mean the obligation of Lender, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of Borrowers pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.18 in an aggregate amount not to exceed $20,000,000.

On July 7, 2006 the Borrowing Parties and the Bank agreed to amend the Amended and Restated Credit Agreement by amending the definition of “Commitment” as follows:

“Commitment” shall mean the obligation of Lender, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of Borrowers pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.18 in an aggregate amount not to exceed the lesser of (i) $20,000,000 and (ii) the Borrowing Base then in effect.

As of June 16, 2006, the date that the Amended and Restated Credit Agreement was signed by the Borrowing Parties, the borrowing base for the loan was designated by the Bank as $5,250,000. The borrowing base will be reduced on the last day of each month by an amount designated by the Bank. The Bank designated $0.00 as the reduction to the borrowing base as of June 16, 2006. The Bank will redetermine the borrowing base on a semi-annual basis on December 1st and June 1st of each year, starting on December 1, 2006.

Interest accrues on the credit facility at the prime rate plus 0.75% at any time the loan balance is less than the Commitment and at the prime rate plus 1.50% at any time the loan balance is equal to or greater than the Commitment.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1 Amendment to Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2006
UNITED HERITAGE CORPORATION

	By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer